July 26, 2011

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES SECOND QUARTER NET INCOME OF $2.0 MILLION AND $0.04 PER SHARE

Financial Highlights and Summary of the Second Quarter of 2011

•
Second Quarter Net Income Per Share: Net income of $0.04 per share or $2.0 million including an approximate $2.0 million tax credit for the period.  This compares to linked-quarter net income of $0.93 per share or $31.0 million including a $32.8 million after-tax extraordinary gain on extinguishment of $68.6 million in junior subordinated debentures (the “Debentures”).

•	Core Customer Deposits: Checking, savings, and money market account balances up $17.4 million on a linked-quarter basis and up $40.5 million from year end.
•	Net Interest Margin (“NIM”) / Liquidity: The NIM improved to 3.97% compared to 3.72% for the linked-quarter. Primary liquidity ratio remains a strong 20.38%.
•
Loans:  Loan balances are down $47.3 million on a linked-quarter basis and down a total of $97.7 million or 8.0% from year-end, mostly due to loan payoffs as customers’ deleverage in a challenging economy.

•	Credit Quality: Non-performing assets (NPA’s) reduced to $98.2 million at June 30, 2011 compared to $120.5 million at year-end 2010 and $105.5 million for the linked-quarter.
•	Credit Quality: Net loan charge-offs were $3.7 million in the quarter compared to $9.7 million for the linked-quarter and $4.9 million for the year-ago period.

BEND, OR – July 26, 2011– Cascade Bancorp (NASDAQ: CACB) (“Cascade” or the “Company”) today announced net income of $0.04 per share or $2.0 million including an approximate $2.0 million tax credit for the period.  This compares to linked-quarter net income of $0.93 per share or $31.0 million including a $32.8 million after-tax extraordinary gain on extinguishment of $68.6 million in Debentures. Excluding this gain, the net loss from operations for the linked-quarter was approximately ($0.06) per share or ($1.8) million, and a net loss of ($0.12) per share or ($0.3) million for the year-ago quarter.

Patricia L. Moss, Chief Executive Officer commented, “We are pleased our second quarter results reflect a very strong capital position and continued progress at Bank of the Cascades. We are well positioned to make quality loans to support our customers and help grow the economic vitality of our communities. While many of our regional economies remain challenged, our focus is on partnering with our local businesses and neighbors to provide the full range of banking services including lending programs to help build a healthy financial future.”

Balance Sheet:

Capital ratios remain very strong as of June 30, 2011, with Bank of the Cascades significantly exceeding the regulatory benchmarks for a “well-capitalized” bank at 14.43%, 18.65% and 19.92% for Tier 1 capital leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio, respectively.  These ratios compare to regulatory “well-capitalized” minimums of 5%, 6%, and 10%, respectively. Federal and state banking agencies require the Bank to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% of which the Bank has exceeded as of June 30, 2011.

At June 30, 2011, loan balances are down $47.3 million on a linked-quarter basis and down a total of $97.7 million or 8.0% from year-end. Loans have declined primarily due to  continued payoffs resulting from customers acting to reduce their debt levels in the challenging economy. Credit quality continued to improve as NPA’s were reduced to $98.2 million at June 30, 2011 compared to $120.5 million at year-end 2010 and $105.5 million for the linked-quarter. Net loan charge-offs totaled $3.7 million for the current quarter, down from a linked-quarter amount of $9.7 million.

Local core customer deposits (checking, savings, and money market accounts) have increased by $17.4 million from the linked-quarter, and are up $40.5 million from year-end 2010. Total deposits at June 30, 2011, were $1.16 billion, down $20.0 million or 1.7% compared to the linked-quarter and down 26.7% compared to the year-ago quarter. The continued decline in the current quarter is due primarily to the planned maturities and reduction of rate sensitive  internet sourced time deposits.

Net Income

Pretax income for the quarter ended June 30, 2011 was approximately breakeven as compared to a pretax loss of ($4.1) million for the linked-quarter.  There was a $2.0 million tax credit in the current quarter compared to a $2.3 million tax credit in the linked-quarter resulting in after-tax net income of $2.0 million in the June 30, 2011 quarter as compared to a loss from operations of ($1.8) million in the quarter ended March 31, 2011.  These tax credits arise because the Company recognized a portion of its deferred tax assets on which a full valuation allowance was previously recorded.

Net interest income:

Net interest income was $14.7 million for the current quarter, compared to $14.3 million for the linked-quarter.  This outcome was a result of a slight decline in interest income attributable to the reduction in loans, offset by a significant improvement in overall funding costs and corresponding decrease in interest expense of $0.9 million quarter-over-quarter. Lower funding costs were the result of actions taken in the first quarter of 2011 and early in the second quarter of 2011 related to the Company’s reduction of excess liquidity. These actions included extinguishment of $68.6 million in Debentures; call/maturity of $239 million in internet sourced time deposits; and repayment of $70 million of FHLB advances in the first half of the year.  Net interest income was down 8.4% when compared to the year-ago period due to lower average earning assets.

The NIM increased for the second quarter of 2011 to 3.97% compared to 3.72% for the linked-quarter and 3.60% for the year-ago period due to the efforts described above. The Company’s primary liquidity ratio remains at a strong 20.38% with $219.1 million held in cash and cash equivalents at June 30, 2011, compared to $271.3 million at December 31, 2010.

Loan Loss Provision / Loan Loss Reserve:

At June 30, 2011, the reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) was approximately $41.7 million or 3.71% of outstanding loans compared to the linked-quarter  3.70% and 4.35% a year earlier. The loan loss provision was $2.0 million in the second quarter of 2011 compared to $5.5 million in the linked-quarter and $2.5 million a year earlier.

Non-Interest Income:

Non-interest income in the second quarter of 2011 was $2.8 million as compared to $2.7 million in the linked-quarter and $3.7 million a year earlier. This slight improvement from the first quarter of 2011 was due to seasonal increases in service charge revenue, net mortgage revenue and in card issuer and merchant services fees.

Non-Interest Expense:

Non-interest expenses for the second quarter of 2011 were $15.5 million as compared to $15.6 million in the linked-quarter and $18.2 million in the comparable period of 2010.  The year-over-year declines are largely attributable to lower FDIC deposit insurance.  FDIC deposit insurance costs are down 44.8% from the first quarter of 2011 and 68.0% from the same quarter in 2010 attributable to the Company’s return to “well-capitalized” category and consequent lower insurance assessment rate. Also contributing to lower FDIC insurance was that, effective April 1, 2011, the FDIC deposit insurance assessment base was changed from average quarterly deposits to average quarterly assets, generally benefiting most community banks including Cascade. Non-interest expense for the current quarter includes a $0.6 million one-time non-recurring reduction in salaries and employee benefits arising from insurance stop-loss credits with respect to the Company's employee healthcare program. Offsetting this item were higher other expenses including $0.3 million in costs related to the early repayment of $20 million in FHLB advances and a $0.5 million increase in consulting and recruiting services.  OREO related expenses declined from the year ago period as higher costs were incurred in 2010 arising from back-property taxes related to the foreclosure of OREO properties during that period.

Income Taxes:

During the six months ended June 30, 2011, the Company recorded a net income tax provision of approximately $17.7 million.  Included in this amount was an income tax provision of approximately $22.1 million related to the extraordinary gain on the extinguishment of the Debentures, which was calculated based on the Company’s estimated statutory income tax rates. The net income tax provision of $17.7 million also includes a credit for income taxes of approximately $4.4 million related to the Company’s loss from operations excluding the extraordinary gain.  This credit for income taxes was calculated based on management’s current projections of estimated full-year pre-tax results of operations, estimated utilization of deferred tax assets on which a full valuation allowance was previously recorded, and other permanent book/tax differences.  Accordingly, this calculation and the prospective income tax amounts are subject to future adjustment as additional facts become available and management’s estimates are revised.

As of June 30, 2011, the Company maintained a valuation allowance of $35.1 million against the deferred tax asset. This amount represented a $10.0 million decrease from year-end 2010 due to the estimated utilization of certain deferred tax assets during the six and three months ended June 30, 2011. See also “Critical Accounting Policies – Deferred Income Taxes” included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2010, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year Quarter			Linked Quarter
	2nd Qtr	2nd Qtr	%	1st Qtr	%
Balance Sheet Data (at period end)	2011	2010	Change	2011	Change
Investment securities	$125,457	$127,713	-1.8%	$128,408	-2.3%
Loans, gross	1,128,732	1,351,875	-16.5%	1,176,074	-4.0%
Total assets	1,562,559	1,918,775	-18.6%	1,600,883	-2.4%
Total deposits	1,155,176	1,576,042	-26.7%	1,175,184	-1.7%
Non-interest bearing deposits	401,018	323,686	23.9%	374,153	7.2%
Total common shareholders' equity (book)	212,614	12,099	1657.3%	209,543	1.5%
Tangible common shareholders' equity (tangible) (1)	208,440	6,449	3132.1%	205,000	1.7%
Income Statement Data
Interest income	$17,708	$22,111	-19.9%	$18,304	-3.3%
Interest expense	3,042	6,101	-50.1%	3,970	-23.4%
Net interest income	14,666	16,010	-8.4%	14,334	2.3%
Loan loss provision	2,000	2,500	-20.0%	5,500	-63.6%
Net interest income after loan loss provision	12,666	13,510	-6.2%	8,834	43.4%
Noninterest income	2,812	3,737	-24.8%	2,668	5.4%
Noninterest expense	15,509	18,192	-14.7%	15,643	-0.9%
Loss before income taxes	(31)	(945)	-96.7%	(4,141)	-99.3%
Credit for income taxes for operations	(2,042)	(609)	235.3%	(2,346)	-12.9%
Net income (loss) before extraordinary net gain	2,011	(336)	698.5%	(1,795)	-212.0%
Extraordinary gain on extinguishment of junior subordinated
debentures, net of income taxes	-	-	-	32,839	100.0%
Net income (loss)	$2,011	$(336)	698.5%	$31,044	-93.5%
Share Data (3)
Basic net income (loss) per common share (incl. extraordinary net gain)	$0.04	$(0.12)	135.6%	$0.93	-95.4%
Diluted net income (loss) per common share (incl. extraordinary net gain)	$0.04	$(0.12)	135.5%	$0.93	-95.4%
Book value per common share	$4.50	$4.24	6.2%	$4.45	1.1%
Tangible book value per common share	$4.41	$2.26	95.3%	$4.36	1.3%
Basic average shares outstanding	47,072	2,805	1578.1%	33,258	41.5%
Fully diluted average shares outstanding	47,209	2,805	1583.0%	33,301	41.8%
Key Ratios
Return on average total shareholders' equity (book)	3.18%	-5.98%	153.2%	82.16%	-96.1%
Return on average total shareholders' equity (tangible)	3.24%	-8.09%	140.0%	84.79%	-96.2%
Return on average total assets	0.42%	-0.07%	700.0%	7.51%	-94.4%
Net interest spread	3.52%	0.32%	1000.0%	2.94%	19.7%
Net interest margin	3.97%	3.60%	10.3%	3.72%	6.7%
Total revenue (net int inc + non int inc)	$17,478	$19,747	-11.5%	$17,002	2.8%
Efficiency ratio (2)	88.73%	92.13%	-3.7%	92.01%	-3.6%
Credit Quality Ratios
Reserve for credit losses	$41,731	$58,671	-28.9%	$43,395	-3.8%
Reserve to ending total loans	3.71%	4.35%	-14.8%	3.70%	0.2%
Non-performing assets (NPAs) (4)	$98,213	$140,125	-29.9%	$105,453	-6.9%
Non-performing assets to total assets	6.29%	7.30%	-13.9%	6.59%	-4.6%
Delinquent >30 days to total loans (excl. NPAs)	1.81%	0.75%	140.7%	0.55%	226.9%
Net Charge off's (NCOs)	3,664	4,868	-24.7%	9,713	-62.3%
Net loan charge-offs (annualized)	1.29%	1.46%	-11.6%	3.23%	-60.1%
Provision for loan losses to NCOs	54.59%	48.00%	13.7%	56.63%	-3.6%
Bank Capital Ratios (5)
Tier 1 capital leverage ratio	14.43%	3.82%	277.7%	13.54%	6.6%
Tier 1 risk-based capital ratio	18.65%	5.08%	267.1%	17.66%	5.6%
Total risk-based capital ratio	19.92%	6.37%	212.7%	18.93%	5.2%
Bancorp Capital Ratios (5)
Tier 1 capital leverage ratio	13.06%	0.53%	2364.2%	12.24%	6.7%
Tier 1 risk-based capital ratio	17.07%	0.70%	2338.6%	16.12%	5.9%
Total risk-based capital ratio	18.35%	1.40%	1210.7%	17.40%	5.5%

Notes:
(1)	Excludes core deposit intangible and other identifiable intangible assets, related to the acquisition of F&M Holding Company.
(2)	Efficiency ratio is noninterest expense (adj for one-time adjs) divided by (net interest income + noninterest income).
(3)	Adjusted to reflect a 1:10 reverse stock split in November 2010.
(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5)	Computed in accordance with FRB and FDIC guidelines.